Exhibit 99.1

International Headquarters
2150 St. Elzéar Blvd. West
Laval, Quebec H7L 4A8
Phone: 514.744.6792
Fax: 514.744.6272

Contact Information:

Laurie W. Little
949-461-6002
laurie.little@valeant.com

Elif McDonald
905-695-7607
elif.mcdonald@valeant.com

Media:
Renée Soto
or
Chris Kittredge/Jared Levy
Sard Verbinnen & Co.
212-687-8080

VALEANT PHARMACEUTICALS RECEIVES NOTICE OF DEFAULT
FROM BONDHOLDERS

Notice Does Not Accelerate Any of Valeant’s Indebtedness

Company Has Until July 18, 2016 to Cure Default By Filing Form 10-Q

Company Continues to Expect to File Form 10-Q on or Before June 10, 2016

LAVAL, Quebec, May 19, 2016 -- Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) (“Valeant” or  the “Company”) today announced that it has received a notice of default from the trustee under one of its senior note indentures as a result of the delay in Valeant filing its Form 10-Q for the period ended March 31, 2016.  The notice of default does not result in the acceleration of any of Valeant's indebtedness.

Under its senior note indenture, Valeant has 60 days from the receipt of the notice to file the Form 10-Q, which will cure the default in all respects. As announced on May 9, 2016, Valeant expects to file the Form 10-Q with the Securities and Exchange Commission and the Canadian Securities Regulators on or before June 10, 2016, which would be well in advance of the 60-day cure date of July 18, 2016.

About Valeant

Valeant Pharmaceuticals International, Inc. (NYSE/TSX:VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, gastrointestinal disorders, eye health, neurology and branded generics. More information about Valeant can be found at www.valeant.com.

Forward-looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the timing of filing the Company's Form 10-Q.  Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the Company's most recent annual or quarterly report and detailed from time to time in Valeant's other filings with the Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements.  These forward-looking statements speak only as of the date hereof. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, unless required by law.

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